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                                                                     EXHIBIT 2.2

                                                                  EXECUTION COPY

                                  AMENDMENT TO
                            ASSET PURCHASE AGREEMENT


        This Amendment to Asset Purchase Agreement (this "Agreement") is dated this 29th day of March, 2002 by and between Pliant Corporation, a Utah corporation ("Parent"), and Pliant Investment, Inc., a Utah corporation and wholly-owned subsidiary of Parent ("Buyer"), on the one hand, and Decora Industries, Inc., a Delaware corporation, and its operating subsidiary, Decora, Incorporated, a Delaware corporation (collectively, "Seller"), on the other hand.

                                    RECITALS

        A. Reference is hereby made to that certain Asset Purchase Agreement dated as of December 31, 2001, by and between Parent, Buyer and Seller (the "Asset Purchase Agreement");

        B. The parties to the Asset Purchase Agreement wish to amend and restate certain provisions of the Asset Purchase Agreement;

        NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.     Amendments.

        1.1 Section 2.1 of the Asset Purchase Agreement is hereby amended by deleting it in its entirety and replacing it in full with the following:

        "Section 2.1   Purchase Price and Acceptance of Consideration. Upon the
terms and subject to the conditions of this Agreement, at Closing, the Buyer shall assume the Assumed Liabilities and pay to the Seller in immediately available funds the sum of (a) all amounts outstanding under the Seller's debtor-in-possession credit facilities (not to exceed, in any event, $15,500,000), as of the Closing Date, as identified on Schedule 2.1 (the "DIP Loan Amount"), and (b) the Postpetition Expense Payment, described in Section
2.4 (such assumption and payments, collectively, the "Purchase Price"). In no event shall the DIP Loan Amount and the Postpetition Expense Payment exceed, in the aggregate, $17,300,000. The Seller accepts, and hereby agrees that, the payment of the Purchase Price as provided for in this Article II constitutes payment in full and is the sole consideration for the sale, transfer, conveyance, assignment and delivery of the Acquired Assets to the Buyer by the Seller and for all of the other agreements of the Seller provided for in this Agreement."



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        1.2    Section 2.2(a) of the Asset Purchase Agreement is hereby amended by deleting it in its entirety and replacing it in full with the following:

        "(a)   all amounts outstanding as of the Closing Date with respect to the postpetition trade accounts payable identified on Schedule 2.2(a), representing amounts due and owing on account of trade accounts payable first arising on or after the Petition Date (in the amount, as of March 21, 2002, of $5,864,327.42), including the Raw Materials Purchases;"

        1.3 Section 3.2 of the Asset Purchase Agreement is hereby amended by deleting it in its entirety and replacing it in full with the following:

        "Section 3.2. Closing Date. The Closing shall be held within five (5) Business Days after satisfaction or waiver of the conditions to Closing contained in Section 4, but in no event later than April 24, 2002 (the "Outside Date"). In the event the conditions to Closing have not been satisfied or waived on or before the Outside Date, then any party who is not in material default hereunder may terminate this Agreement by delivering to the other party written notice of termination."

        1.4 Section 4.1(b) of the Asset Purchase Agreement is hereby amended by deleting it in its entirety and replacing it in full with the following:

               "(b)    No claim, suit, action or proceeding shall be pending or
threatened before any court, tribunal or Governmental Authority, or otherwise,
(i) seeking or threatening to restrain the consummation of the transactions contemplated by this Agreement, (ii) seeking to obtain damages against any of the parties in respect of the consummation of the transactions contemplated by this Agreement, including, without limitation, any claims of Vy Capital LLC or its affiliates (except to the extent barred or otherwise enjoined by the Approval Order), (iii) involving a claim that the consummation of the transactions contemplated by this Agreement would result in the violation of any law, decree or regulation or any Governmental Authority having appropriate jurisdiction, or (iv) involving a claim that the consummation of the transactions contemplated by this Agreement would violate or conflict with or constitute a default or accelerate maturity, performance or payment under any agreement, instrument or writing of any nature to which Seller or its assets or properties may be bound"

        1.5 Section 4.1(c) of the Asset Purchase Agreement is hereby amended by deleting it in its entirety and replacing it in fully with the following:

               "(c)    the Bankruptcy Court shall have entered the Procedures
Order in accordance with Section 8.6(a) below, the Approval Order in accordance with Section 8.6(b) below and the Purchase Order in accordance with Section 8.6(c) below, and neither the Approval Order nor the Purchase Order shall have been stayed, modified, amended, dissolved, revoked or rescinded in any material way, as of the Closing Date; and"


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        1.6    Section 4.2(a) of the Asset Purchase Agreement is hereby amended by deleting it in its entirety and replacing it in full with the following:

               "(a)    all of the representations and warranties of Buyer
contained in Section 6 that are qualified by materiality shall be true and correct on the Closing Date and those not so qualified by materiality shall be true and correct as of the Closing Date in all material respects, all covenants and obligations to be performed by Buyer on or prior to the Closing Date shall have been performed in all material respects, and Buyer shall have certified the foregoing to Seller in writing."

        1.7 Sections 4.3(a), (d) and (e) of the Asset Purchase Agreement are hereby amended by deleting each in its entirety and replacing it in full with the following :

               "(a)    all of the representations and warranties of Seller
contained in Section 5 that are qualified by materiality shall be true and correct on the Closing Date and those not so qualified shall be true and correct as of the Closing Date in all material respects, all covenants and obligations to be performed by Seller on or prior to the Closing Date shall have been performed in all material respects, and Seller shall have certified the foregoing to Buyer in writing."

               "(d)    Seller shall have delivered to Buyer appropriate
evidence of all necessary corporate action by Seller in connection with the transactions contemplated herein, including, without limitation: (i) certified copies of resolutions duly adopted by Seller's directors, approving the transactions contemplated herein and authorizing the execution, delivery, and performance by Seller of this Agreement; and (ii) a certificate as to the incumbency of officers of Seller executing this Agreement and any instrument or other document delivered in connection with the transactions contemplated herein;"

               "(e)    Seller shall have removed the drums and containers
described in Section 1.2(m); and"

        1.8 Section 4.3 of the Asset Purchase Agreement is hereby amended by inserting the following Section 4.3(f):

               "(f)    The DIP Loan Amount and the Postpetition Expense Payment
shall not exceed, in the aggregate, $17,300,000."

        1.9 Section 4.4 of the Asset Purchase Agreement is hereby amended by deleting it in its entirety and replacing it in full with the following:

        "4.4.  Termination.

               (a) Termination Events. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated and the purchase and sale of the


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Acquired Assets and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

                      (i)    by mutual written consent of Seller and Buyer;

                      (ii) by Seller or Buyer, if any of the conditions set forth in Section 4.1 shall not have been satisfied by the Outside Date or shall have become incapable of fulfillment by the Outside Date, and shall not have been waived;

                      (iii)  by Seller, if any of the conditions set forth in
Section 4.2 shall not have been satisfied by the Outside Date or shall have become incapable of fulfillment by the Outside Date, and shall not have been waived by Seller;

                      (iv)   by Buyer, if any of the conditions set forth in
Section 4.3 shall not have been satisfied by the Outside Date or shall have become incapable of fulfillment by the Outside Date, and shall not have been waived by Buyer;

                      (v) by Buyer if the Closing does not occur on or prior to the Outside Date; or

                      (vi) by Seller if the Closing does not occur on or prior to the Outside Date.

provided, however, that the party seeking termination pursuant to clause (ii),
(iii), (iv), (v) or (vi) is not then in breach in any material respect of any of its representations, warranties, covenants, or agreements contained in this Agreement.

               (b) Notice. In the event of termination by Seller or Buyer pursuant to Section 4.4(a), written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party, and without further liability to either party, except as set forth in Section 2.6.

               (c) Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 4.4(b), then in any such event this Agreement shall become null and void and of no further force and effect, except for the provisions of (a) Section 2.6 relating to the Deposit and Seller's liquidated damages, (b) Section 10.11 relating to finder's and broker's fees, (c) Section 10.12 relating to certain fees and expenses, and (d) this Section 4.4."

        1.10 Section 5.17 of the Asset Purchase Agreement is hereby amended by deleting it in its entirety and replacing it in full with the following:

               "Section 5.17 Post-Petition Trade Accounts Payable. Each item set forth on Schedule 2.2(a), including the Raw Material Purchases, represents a bona fide trade account


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payable of Seller first incurred by Seller in the ordinary course of business on or after the Petition Date, and Schedule 2.2(a) reflects the true and correct amount owed by Seller for all trade accounts payable, individually, and in the aggregate, as of October 31, 2001 and as of the Closing Date (with respect to a revised version of such Schedule delivered as of the Closing Date)."

        1.11 Section 8.6(b) of the Asset Purchase Agreement is hereby amended by deleting it in its entirety and replacing it in full with the following:

                      "(b)   Bankruptcy Court's Approval of Sale. Promptly after
the date hereof, Seller shall file a motion with the Bankruptcy Court (the "Sale Motion") requesting entry of an order (the "Approval Order"), in form and substance reasonably acceptable to Buyer, which, among other things, (i) approves the sale of the Acquired Assets to Buyer on the terms and conditions set forth in this Agreement (or such higher and better terms and conditions offered at the Auction) and authorizes the Seller to proceed with this transaction or such higher and better transaction, (ii) includes specific findings that (A) this Agreement was proposed and negotiated by Buyer and Seller in good faith and at arm's length, (B) Buyer is a good faith purchaser of the Acquired Assets under Section 363(m) of the Bankruptcy Code, (C) the provisions of Section 363(n) of the Bankruptcy Code have not been violated, and (D) no term, condition or provision of the Letter from Vy Capital, LLC to Seller dated October 15, 2001 (the "Vy Letter"), is binding upon or enforceable against the Seller and that neither Seller nor Buyer has violated any term, condition or provision of the Vy Letter, or incurred any liability to Vy Capital, LLC, on account of the Vy Letter or the sale of the Acquired Assets to Buyer, (iii) authorizes and directs the Seller to sell the Acquired Assets to Buyer pursuant to this Agreement and Section 363 of the Bankruptcy Code, free and clear of all liens, claims, interests, liabilities and encumbrances other than the Assumed Liabilities, (iv) authorizes and directs Seller to assume and assign the pre-Petition Date Assumed Contracts to Buyer pursuant to Section 365 of the Bankruptcy Code and pay all cure amounts payable to the counterparties to the Assumed Contracts as a condition to such assumption and assignment, (v) authorizes and directs the Seller to execute, deliver, perform under, consummate and implement this Agreement, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the foregoing, (vi) decrees that no term, condition or provision of the Vy Letter is binding upon or enforceable against the Seller and that neither Seller nor Buyer has violated any term, condition or provision of the Vy Letter, or incurred any liability to Vy Capital, LLC, on account of the Vy Letter or the sale of the Acquired Assets to Buyer, (vii) permanently enjoins Vy Capital, LLC from asserting against Seller or Buyer any claim arising from the Vy Letter or on account of the sale of the Acquired Assets to Buyer, and (viii) permanently enjoins each and every holder of a lien, claim or interest that is not an Assumed Liability from commencing, continuing or otherwise pursuing or enforcing any remedy, claim or cause of action against Buyer relative to such lien, claim or interest. Following the filing of the Sale Motion, Seller shall use reasonable efforts to obtain entry of the Approval Order. Both Buyer's and Seller's obligations to consummate the transactions contemplated herein which Buyer and Seller may hereafter enter into shall be


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expressly conditioned upon the Bankruptcy Court's entry of the Approval Order incorporating each of the terms set forth in this Section 8.6(b)."

        1.12 Section 8.6 of the Asset Purchase Agreement is hereby amended by adding the following new Section 8.6(c):

               "(c)    Raw Material Purchases. Promptly after the date hereof,
Seller shall file a motion with the Bankruptcy Court requesting, and shall use its reasonable efforts to seek, entry of an order (the "Purchase Order") that, among other things, (i) makes specific findings that (A) the Raw Materials Purchases were purchased by Seller and sold by Buyer in the ordinary course within the meaning of Section 364 of the Bankruptcy Code, constitute valid trade payables of Seller, and were actual and necessary costs of preserving and administering Seller's estates within the meaning of Section 503(b) of the Bankruptcy Code, or, alternatively, (B) (1) Seller had a critical need for the credit extended by Parent for the acquisition of raw materials; the Raw Material Purchases were necessary to avoid any immediate and irreparable harm to Seller and their estates; Seller was unable to find any entity willing to provide credit on terms more favorable than those proposed by Parent, the terms and conditions relating to the credit extended by Parent are and were reasonable under the circumstances; Seller and Parent reasonably believed that the transactions giving rise to the Raw Materials Purchases were accomplished in the ordinary course; the purchases of the Raw Material Purchases materially benefited Seller's estates; and sufficient and adequate cause exists to approve retroactively Parent's extending credit for, and Seller's acquisition of, the Raw Material Purchases; (2) Parent acted in good faith in agreeing to extend credit for the Raw Material Purchases acquisitions and that any credit used to acquire the Raw Material Purchases shall be deemed to have been extended in good faith within the meaning of Section 364(e) of the Bankruptcy Code; and (3) all sums owing to Parent in connection with the Raw Materials Purchases constitute allowed administrative expenses of Seller and their estates under Section 503(b) of the Bankruptcy Code; (ii) allows all sums owing to Parent in connection with the Raw Material Purchases as an administrative claim under Section 503(b) of the Bankruptcy Code and grants such expenses an administrative priority equivalent in priority to a claim under Section 507(a)(1) of the Bankruptcy Code, (iii) authorizes and directs the payment of any sums owing to Parent in connection with the Raw Material Purchases, without further court order, on the earlier of (A) any termination of this Agreement or (B) when otherwise payable, and (iv) authorizes the set off any sums owing in connection with the Raw Material Purchases against any obligations arising in connection with this Agreement, including, without limitation, the Purchase Price and the Deposit. Parent's and Buyer's respective obligations to proceed under the terms of this Agreement and to consummate the transactions contemplated herein are expressly conditioned upon the Bankruptcy Court's entry of the Purchase Order, in form and substance acceptable to Parent and Buyer."

        1.13 Article XI of the Asset Purchase Agreement is hereby amended by adding the following definition:

        "Raw Material Purchases" shall mean all postpetition purchases of raw materials from


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Parent as more fully described in the purchase orders attached hereto as
Schedule 1.13."

SECTION 2.     Miscellaneous.

        2.1 Defined Terms. All capitalized and undefined terms used herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

        2.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

        2.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof.

        2.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Buyer, so long as the Buyer remains liable for its obligations under the Asset Purchase Agreement, may transfer any of its rights or obligations hereunder to any of its affiliates.

        2.5 Confirmation of the Asset Purchase Agreement. Except as expressly modified hereby, the Asset Purchase Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

                            [signature page follows]



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        IN WITNESS WHEREOF, the parties hereto have executed this Amendment to
Asset Purchase Agreement as of the day and year first above written.

                             PLIANT CORPORATION


                                             /s/
                             -----------------------------------------------
                             By: Brian E. Johnson
                             Title: Executive Vice President & Chief
                                    Financial Officer


                                    PLIANT INVESTMENT, INC.

                                             /s/
                             -----------------------------------------------
                             By: Brian E. Johnson
                             Title: Executive Vice President


                                    DECORA INDUSTRIES, INC.


                                             /s/
                             -----------------------------------------------
                             By: Ronald A. Artzer
                             Title: Chief Executive Officer


                              DECORA, INCORPORATED

                                             /s/
                             -----------------------------------------------
                             By: Ronald A. Artzer
                             Title: Chief Executive Officer





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